EXHIBIT 2.2

                                 April 22, 1997


West Point Casket Company, Inc.
730 East Main Street
West Point, Mississippi  39773

        Re: Agreement and Plan of Merger by and among The York Group, Inc. (the "PURCHASER"), York Acquisition Corp. II, West Point Casket Company, Inc. (the "SELLER"), Howard Joe Trulove, The Dillard Eugene Trulove Trust A and The Dillard Eugene Trulove Trust B (the "MERGER AGREEMENT")

Gentlemen:

        Section 7.1(d) of the Merger Agreement provides that the Merger Agreement may be terminated by either the Purchaser or the Seller if the Closing Date (as defined by the Merger Agreement) shall not have occurred on or before April 30, 1997 or such later date as agreed to in writing by the Purchaser and the Seller. The purpose of this Letter Agreement is to extend the termination date provided in Section 7.1(d) in order to allow the Purchaser and the Seller to adequately complete their respective pre-closing obligations and due diligence investigations.

        By signing this Letter Agreement, the parties hereby agree to amend
Section 7.1(d) of the Merger Agreement such that either the Purchaser or the Seller may terminate the Merger Agreement if the Closing Date shall not have occurred on or before May 30, 1997 or such later date as agreed to in writing by the Purchaser and the Seller. The parties further agree to use their reasonable best efforts to consummate the closing of the transactions contemplated by the Merger Agreement as soon as practicable after the date hereof, subject to the conditions to closing set forth in the Merger Agreement.

West Point Casket Company, Inc.
April 22, 1997
Page 2

        Please acknowledge your agreement to the terms of this letter by signing and dating where indicated below.

                                            Very truly yours,

                                            THE YORK GROUP, INC.

                                            By: /s/ DAVID F. BECK
                                                    David F. Beck
                                                    Vice President

ACKNOWLEDGED AND AGREED TO THIS 24th DAY of APRIL, 1997

WEST POINT CASKET COMPANY, INC.

By: /s/ JOE TRULOVE
        Joe Trulove
        CEO